SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): October 23, 2015

OMNOVA SOLUTIONS INC.
(Exact Name of Registrant as Specified in its Charter)

Ohio	1-15147	34-1897652
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25435 Harvard Road, Beachwood, Ohio		44122-6201
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (216) 682-7000
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On October 23, 2015, OMNOVA Solutions Inc. (the “Company”) called for the redemption of $50 million of its outstanding 7.875% Senior Notes due 2018 (the “Notes”), which were issued pursuant to an Indenture dated as of November 3, 2010 (the “Indenture”), by and among the Company, as issuer, the Guarantors party thereto, and Wells Fargo Bank, National Association, as trustee.

The Notes will be redeemed on November 23, 2015 (the “Redemption Date”) at a redemption price of 101.969% of the aggregate principal amount of the Notes being redeemed and accrued but unpaid interest.

Forward Looking Statements
Statements included in this Current Report on Form 8-K regarding the Company's redemption of $50 million of its Notes, as described in this report, that are not historical facts are forward looking statements. These statements involve risks and uncertainties including, but not limited to the operations of the Company and other related items that are detailed in risk factors and elsewhere in the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 2014, subsequent Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize (or the consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNOVA SOLUTIONS INC.

By:	/s/ Frank P. Esposito
Name:	Frank P. Esposito
Title:	Assistant General Counsel and Corporate Secretary
Date:	October 23, 2015